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                                                                  Exhibit 10(15)

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                                                             Jerusalem, 16.08.99


                                                            Acct.:   430-37197-1

To:
J.T.P. The Jerusalem Technological Park Ltd.
Jerusalem

Dear Sirs,

                 Re: Our Guarantee No. 5069 For NIS 209,959.75
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     Pursuant to the request of Virtual Communities Israel Ltd. we hereby guaranty to you the payment of any amount up to the aggregate sum of NIS 209,959.75 (two hundred and nine thousand nine hundred and fifty-nine NIS + 75 Ag. New Israeli Shekels only) linked to the Consumer Price Index under the terms set forth below which you shall demand from the aforementioned to secure a lease agreement dated 19.5.99 in connection with the leased premises in the third floor of Building 1098 in Parcel 1 of Project 30460.

     We undertake to pay you such sum (subject to the following linkage terms) 7 days after receiving your first written demand, without imposing upon you to provide grounds or reasons for your demand.

     Such sum shall be linked to the Consumer Price Index (hereinafter - the "Index") under the following terms: if on the date of payment by us it shall obtain that the Index last published before actual date of payment by us (hereinafter - the "New Index") shall be higher than the 105.10 point Index published on 15.08.99 (hereinafter - the "Basic Index"), such sum shall be increased proportionately to the increase of the New Index compared to the Basic Index, but if it shall obtain that the New Index is identical to or lower than the Basic Index, such sum shall be paid with no deduction.

     This Guarantee shall remain in force until 30.08.2002 inclusive, and any demand hereunder must be received by in writing until such date.

     A demand arriving after 30.08.2002 will not be honored.

     This our Guarantee is nontransferable and unassignable.

                                                       Sincerely,


                                                  Israel General Bank Ltd.
                                                      Jerusalem Branch

                                                  M. Barlach     R. Antebi